EXHIBIT 24


                              CONFIRMING STATEMENT


This statement confirms that the undersigned, Martin C. Wilhelm, has authorized and designated Mary Neil Price to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange commission as a result of the undersigned's ownership of or transactions in securities of SouthEast Bancshares, Inc. The authority of Mary Neil Price under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of SouthEast Bancshares, Inc. unless earlier revoked in writing. The undersigned acknowledges that Mary Neil Price is not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of
1934.



Date:   1/9/2007                               /s/  Martin C. Wilhelm
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                                                    Martin C. Wilhelm